As filed with the Securities and Exchange Commission on April 29, 1996.



                     	SECURITIES AND EXCHANGE COMMISSION

                          	WASHINGTON, D.C.  20549


                                  	FORM 8-K

                               	CURRENT REPORT


                     	Pursuant to Section 13 or 15(d) of

                     	The Securities Exchange Act of 1934

                        	Date of Report:  April 11, 1996
                       	(Date of earliest event reported)




Commission        Registrant; State of Incorporation;        I.R.S. Employer
File Number          Address; and Telephone Number          Identification No.



  1-9130          CENTERIOR ENERGY CORPORATION        34-1479083
                       (An Ohio Corporation)
                       6200 Oak Tree Boulevard
                       Independence, Ohio  44131
                       Telephone (216) 447-3100


  1-2323         THE CLEVELAND ELECTRIC               34-0150020
                       ILLUMINATING COMPANY
                       (An Ohio Corporation)
                       55 Public Square
                       Cleveland, Ohio  44113
                       Telephone (216) 622-9800


  1-3583          THE TOLEDO EDISON COMPANY           34-4375005
                       (An Ohio Corporation)
                       300 Madison Avenue
                       Toledo, Ohio  43652
                       Telephone (419) 249-5000





This combined Form 8-K is separately filed by Centerior Energy Corporation ("Centerior Energy"), The Cleveland Electric Illuminating Company ("Cleveland Electric") and The Toledo Edison Company ("Toledo Edison"). Centerior Energy, Cleveland Electric and Toledo Edison are sometimes referred to collectively as the "Companies". Cleveland Electric and Toledo Edison are sometimes referred to collectively as the "Operating Companies". Information contained herein relating to any individual registrant is filed by such registrant on its behalf. No registrant makes any representation as to information relating to any other registrant, except that information relating to either or both of the Operating Companies is also attributed to Centerior Energy.

Item 5.  Other Events

1. 1995 Rate Requests. For background and further developments related to this topic, see Item 1. Business--Electric Rates--1995 Rate Case in the Companies Annual Reports on Form 10-K for the year ended December 31, 1995.

On April 11, 1996, The Public Utilities Commission of Ohio ("PUCO") issued an order in the pending rate cases of Cleveland Electric and Toledo Edison. The PUCO granted the full amount of the Operating Companies' request of $119 million per year. The PUCO also recommended that the Operating Companies reduce the value of their assets for regulatory purposes by $1.25 billion during the next five years. Implementation of the rate increase is not contingent upon a revaluation of assets. The new rates have been put into effect. The PUCO invited the Operating Companies to file a proposal to effectuate the PUCO's recommendation and expressed a willingness to consider alternatives to its recommendation. The PUCO stated in its order that failure by the Operating Companies to follow the recommendation could result in a PUCO-ordered write-down of assets for regulatory purposes.

The Operating Companies agree with the concept of accelerating the recognition of costs and recovery of assets as such concept is consistent with the corporate objective to become more competitive. However, the Operating Companies believe that such acceleration must also be consistent with their reduction of debt and the opportunity for share owners to receive a fair return on their investment.

The PUCO provided for recovery of all regulatory assets in the approved rates and the Operating Companies continue to comply with the provisions of Financial Accounting Standard No. 71 (FAS 71). With respect to the PUCOs asset revaluation recommendation and the corporate objective to become more competitive, the Operating Companies are examining a number of accelerated cost recognition and asset recovery plans. If there is a change in the Operating Companies evaluation of the competitive environment, regulatory framework or other factors, or the PUCO significantly reduces the value of the Operating Companies' assets for future regulatory purposes, such actions could require the Operating Companies to record material charges to earnings.

The PUCO order will increase rates by 2.7% to 7.2% depending upon the customer class. The average rate increase will be 4.7% for Toledo Edison customers and 4.9% for Cleveland Electric customers. The PUCO approved a return on equity of 12.59% and an overall rate of return of 10.06% for both Operating Companies. However, the PUCO indicated the authorized return could be lowered by the PUCO if the Operating Companies do not implement the asset


                                        - 2 -


revaluation recommendation. The Operating Companies intend to freeze rates through at least 2002, although they are not precluded from requesting further rate increases.

The PUCO also approved the Operating Companies request for increases in the rate of depreciation on nuclear property to 2.91% which will increase annual depreciation expense for Centerior Energy by $21 million. The PUCO authorized a reduction in the composite depreciation rate for non-nuclear property from 3.31% to 3.2%, resulting in a decrease in depreciation expense of $5 million annually.

2. PUCO Order on Request by City of Clyde. For background and further developments related to this topic, see Item 1. Business--Competition-- Toledo Edison in the Companies Annual Reports on Form 10-K for the year ended December 31, 1995.

On April 11, 1996, the PUCO denied the request by the City of Clyde, Ohio, to require Toledo Edison to abandon service within the city limits of Clyde. The PUCO determined that the City of Clyde has the authority to require such an abandonment, but that Clyde failed to show that such an action would benefit the public interest. The PUCO also denied Clyde's application on the basis that there was no clear mechanism for Toledo Edison to recover stranded costs caused by such forced abandonment. This action by the PUCO is significant because cities contemplating forming a municipal electric system are now on notice that they cannot evict a utility without compensating that utility for stranded costs.


                                       - 3 -



                                     SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                    CENTERIOR ENERGY CORPORATION
                                    Registrant




                                    THE CLEVELAND ELECTRIC ILLUMINATING
                                    COMPANY
                                    Registrant




                                    THE TOLEDO EDISON COMPANY
                                    Registrant




                                By:  KEVIN P. MURPHY
                                       Kevin P. Murphy,
                                       Assistant Secretary of each Registrant










April 29, 1996




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